Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CINCO RESOURCES, INC.

Cinco Resources, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows.

1.                                       The name of the Corporation is Cinco Resources, Inc.  The date of filing its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 23, 2009, under its present name.

2.                                       This Amended and Restated Certificate of Incorporation of the Corporation, which restates, integrates and further amends the Certificate of Incorporation of the Corporation as heretofore amended, has been duly adopted by the Corporation’s Board of Directors (the “Board”) and by the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), with the approval of the Corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the DGCL.

3.                                       The text of the Certificate of Incorporation of the Corporation as heretofore amended is hereby amended, integrated and restated to read in its entirety as follows:

FIRST:  The name of the Corporation is Cinco Resources, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801.  The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH:  The total number of shares of stock which the Corporation shall have authority to issue is 5,880,000 shares of capital stock, which shall be divided into two classes, consisting of (i) 880,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”), and (ii) 5,000,000 shares of common stock, par value $0.001 per share (“Common Stock”).

The designations and the powers, preferences, rights, qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

1.                                       Provisions Relating to the Preferred Stock.

(a)                                  The Preferred Stock may be issued from time to time in one or more series, the shares of each series to have such voting powers (full or limited, or no voting powers), and such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed herein or any amendment hereto or in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter prescribed and set forth in a certificate of designations filed with the Secretary of State of the State of Delaware as required by the DGCL (a “Preferred Stock Designation”).

(b)                                 The shares of each series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board may increase the number of shares of Preferred Stock designated for any existing series of Preferred Stock in a Preferred Stock Designation by a resolution adding to such series authorized and unissued shares of Preferred Stock not designated for any other series of Preferred Stock. The Board may decrease the number of shares of Preferred Stock designated for any existing series of Preferred Stock in a Preferred Stock Designation (but not below the number of shares then outstanding) by a resolution subtracting from such series authorized and unissued shares of Preferred Stock designated for such existing series and, unless otherwise provided in the Preferred Stock Designation of such series, the shares so subtracted shall become authorized and unissued shares of Preferred Stock, undesignated as to series.

(c)                                  Except as otherwise provided by law or in a Preferred Stock Designation, the holders of Preferred Stock will not be entitled to vote at or receive notice of any meeting of the stockholders.

2.                                       Provisions Relating to the Common Stock.

(a)                                  Except as otherwise provided by law or in a Preferred Stock Designation, the holders of Common Stock, as such, shall be entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.

(b)                                 Except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of any outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.

(c)                                  Except as otherwise provided in this Certificate of Incorporation (including any Preferred Stock Designation), the number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of capital stock of the Corporation representing a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(d)                                 Subject to preferences that may be applicable to any outstanding shares or series of Preferred Stock, holders of Common Stock, as such, are entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared from time to time by the Board out of funds legally available therefor.

(e)                                  In the event of any liquidation, dissolution or winding-up of the Corporation, holders of Common Stock, as such, will be entitled to share ratably in the assets of the Corporation that are remaining after payment or provision for payment of all debts and obligations of the Corporation and of preferential amounts payable to holders of outstanding shares of Preferred Stock, if any.

FIFTH:  The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”).

Prior to the first date on which any investment funds sponsored or managed by Yorktown Partners LLC (“Yorktown”) no longer collectively own more than 50% of the outstanding shares of Common Stock of the Corporation (the “Trigger Date”), and subject to the rights of the holders of any Preferred Stock to elect additional directors under circumstances specified herein or in any Preferred Stock Designation, at each annual meeting of the stockholders, directors shall be elected for a term of one year ending on the date of the annual meeting of stockholders following the annual meeting at which the director was elected, with each director to hold office until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification.

Within ten business days after the Trigger Date, and subject to the rights of the holders of any Preferred Stock to elect additional directors under circumstances specified in any Preferred Stock Designation, the Board, other than those directors who may be elected by the holders of any series of Preferred Stock under circumstances specified herein or in any Preferred Stock Designation, shall be divided into three classes, with the term of office of the first class to expire at the first annual meeting of stockholders following the Trigger Date, the term of office of the second class to expire at the second annual meeting of the stockholders following the Trigger Date and the term of office of the third class to expire at the third annual meeting of stockholders following the Trigger Date, with each director to hold office until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification.

The Board shall be authorized, upon the Trigger Date, to assign members of the Board then in office, other than those directors who may be elected by the holders of any series of Preferred Stock under circumstances specified herein or in any Preferred Stock Designation, to such classes at the time such classification becomes effective.  At each annual meeting of stockholders following the Trigger Date, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified, or until his or her earlier death, resignation, removal or disqualification.

SIXTH:  Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the Chief Executive Officer or the Board pursuant to resolutions adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies; provided, however, that prior to the Trigger Date, but not thereafter, special meetings of the stockholders of the Corporation may also be called by the holders of a majority of the outstanding shares of Common Stock. The person or persons authorized to call special meetings of the Board may fix the place and time of the meetings.

SEVENTH:  The Board shall have the power to adopt, amend or repeal the Bylaws; provided that any such adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the total number of authorized directors whether or not there then exist any vacancies in previously authorized directorships.  In addition to any separate vote of the Preferred Stock or any series thereof required hereby or by any Preferred Stock Designation, the Bylaws shall not be adopted, altered, amended or repealed by the stockholders of the Corporation without the vote of holders of not less than (i) at any time prior to the Trigger Date, a majority of the then-outstanding shares of Common Stock or (ii) from and after the Trigger Date, 66 2/3% of the outstanding shares of Common Stock (a “Supermajority”).

EIGHTH:  (a)                            No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Without limiting the effect of the preceding sentence, if the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

(b)                                     The Corporation shall indemnify, to the fullest extent permitted by law, as now or hereafter in effect, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether, civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability and loss suffered and expenses, including attorneys’ fees, incurred by such person; provided, however, that, except as otherwise provided in subsection (d) of this Article EIGHTH, the Corporation shall be required to indemnify any Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by such Covered Person was authorized in the specific case by the Board.

(c)                                      The Corporation shall advance, to the fullest extent not prohibited by law, any expenses incurred by a Covered Person in defending any action, suit or proceeding prior to the final disposition thereof; provided, however, that, to the extent required by law, payment of expenses in advance of the final disposition of any such action, suit or proceeding shall be subject to the receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under subsection (b) of this Article EIGHTH or otherwise.

(d)                                     If a claim for indemnification under this Article EIGHTH is not paid in full within sixty days after the Corporation has received a claim therefor by the Covered Person, or if a claim for any advancement of expenses is not paid in full within thirty days after the Corporation has received a statement or statements requesting such amounts to be advanced, the Covered Person shall thereupon (but not before) be entitled to file suit to recover the unpaid amount of such claim.  The Covered Person shall be entitled to be paid the expense of prosecuting any such claim to the fullest extent permitted by law.  In any such action the corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

(e)                                      The foregoing rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(f)                                        The right to indemnification and advancement of expenses under this Article EIGHTH shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.  Any amendment, repeal or modification of this Article EIGHTH shall be prospective only and shall not affect any limitation on liability of any director, or any rights to indemnification of any person entitled to indemnification hereunder, for acts or omissions occurring prior to the date of such amendment, repeal or modification.

NINTH:  Prior to the Trigger Date, any action required or permitted to be taken by the stockholders of the Corporation may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of capital stock of the Corporation entitled to vote thereon were present and voted. On and after the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be taken at a duly called and convened annual or special meeting of stockholders and may not be taken by any consent in writing of such stockholders.

TENTH:  In addition to any other vote that may be required by law, this Certificate of Incorporation (including any Preferred Stock Designation) or the Bylaws, from and after the Trigger Date, the affirmative vote of the holders of at least a Supermajority of the outstanding shares of Common Stock shall be required to amend, alter or repeal Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, ELEVENTH TWELFTH, OR THIRTEENTH, or this Article TENTH, of this Certificate of Incorporation, or to adopt any provision of the Certificate of Incorporation or Bylaws inconsistent therewith.  Prior to the Trigger Date, subject to the rights of holders of any series of Preferred Stock with respect to such series of Preferred Stock, this Certificate of Incorporation may be amended by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

ELEVENTH:  To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in any business opportunity, transaction or other matter in which (i) Yorktown or any investment fund sponsored or managed by Yorktown, including any fund still to be formed, or any of its or their respective officers, directors, partners, employees, affiliates and any portfolio company in which such entities or persons have an equity interest (other than the Corporation and its subsidiaries) or (ii) any non-employee director of the Corporation and any of his or her affiliates (other than the Corporation and its subsidiaries) (each of (i) and (ii), a “Specified Party”) participates or desires or seeks to participate in and that involves any aspect of the energy business or industry, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and each such Specified Party shall have no duty to communicate or offer such business opportunity to the Corporation.  Notwithstanding the foregoing, the Corporation, on behalf of itself and its subsidiaries, does not hereby renounce any interest or expectancy it or its subsidiaries may have in any business opportunity, transaction or other matter that is offered in writing solely to (1) a director or officer of the Corporation or its subsidiaries who is not also a Specified Party, or (2) a Specified Party who is a director, officer or employee of the Corporation who is offered such opportunity solely in his or her capacity as a director, officer or employee of the Corporation.

To the fullest extent permitted by law, (a) neither the amendment nor repeal of this Article ELEVENTH, nor the adoption of any provision in this Certificate of Incorporation or the Bylaws, nor any modification of law shall adversely affect any right or protection of any person granted pursuant hereto existing at, or arising out of or related to any event, act or omission that occurred prior to, the time of such amendment, repeal, adoption or modification, and (b)if any provision or provisions of this Article ELEVENTH shall be held invalid, illegal or unenforceable as applied to any circumstances for any reason whatsoever the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any paragraph of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby.

This Article ELEVENTH shall not be deemed to limit any protections or defenses available to, or rights to indemnification or advancement of expenses of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws, any other agreement or applicable law.  Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article ELEVENTH.

TWELFTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or the Bylaws, including any action to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws, or any provision hereof or thereof, or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in any securities of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article TWELFTH.

THIRTEENTH: The Corporation elects not to be governed by Section 203 of the DGCL, and the restrictions contained in Section 203 shall not apply to the Corporation; provided that, from and after the Trigger Date, the Corporation shall be governed by Section 203 so long as Section 203 by its terms would apply to the Corporation.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this 6th day of March, 2012.

CINCO RESOURCES, INC.

By:	/s/ Jon L. Glass
	Name:	Jon L. Glass
	Title:	Chairman of the Board, President and Chief Executive Officer

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CINCO RESOURCES, INC.

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